Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

TARANTELLA, INC.

ARTICLE I

The name of this corporation is Tarantella, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

(A) Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which this corporation is authorized to issue is One Hundred Twenty Million (120,000,000) shares. One Hundred Million (100,000,000) shares shall be Common Stock and Twenty Million (20,000,000) shares shall be Preferred Stock.

Effective upon the filing of these Amended and Restated Articles of Incorporation (the “Effective Time”) each one (1) share of Common Stock of the corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined, without any action on the part of the holder thereof, into one-fifth (1/5) of one (1) share of fully paid and nonassessable Common Stock of the corporation (“New Common Stock”), subject to the treatment of fractional shares interests described below.

Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Common Stock (whether one or more, “Old Certificates”) for cancellation pursuant to procedures adopted by the corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, “New Certificates”) into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided below.

No fractional shares of Common Stock of the corporation shall be issued. No shareholder of the corporation shall transfer any fractional shares of Common Stock of the corporation. The corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock or the corporation. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock shall, in lieu thereof, be entitled to receive a whole share. The corporation shall round up each fractional share to the nearest whole share.

(B) Rights, preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. Subject to compliance with applicable protective rights which have been or may be granted to Preferred Stock or series thereof in certificates of Determination of the corporation’s Articles of Incorporation (“Protective “Provisions”), but notwithstanding any other rights of any series of Preferred Stock, the rights privileges, preferences and restrictions of any such series may be subordinate to, or pari passu with (including, without limitation, inclusion of provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), the rights of any then outstanding or future class or series of Preferred or Common Stock.

Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLES IV

(A) Limitation of Directors’ Liability. The liability of directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(B) Indemnification of Directors and Officers. The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

(C) Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of this corporation shall not adversely affect any right or provision of a director of this corporation existing at the time of such repeal or modification.